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Contact:	Nina Kondo
(617) 867-1125
nkondo@digitas.com

DIGITAS ANNOUNCES FINAL RESULTS OF SELF-TENDER OFFER

BOSTON, March 31, 2003—Digitas Inc. (Nasdaq: DTAS) announced today the final results of its self-tender offer to purchase up to 6,426,735 shares of common stock at a price of $3.89 per share in cash. The offer expired at 5:00 p.m., New York City time, on Tuesday, March 25, 2003.

Based on the final count by American Stock Transfer & Trust Company, the depositary for the tender offer, 48,568,971 shares of Digitas common stock were properly tendered and not withdrawn. Digitas will purchase 6,426,735 shares, resulting in a proration factor of approximately 13.2% of the shares tendered. Payment for shares validly tendered and accepted for purchase, and the return of all other shares tendered, will be made on or about April 1, 2003.

Any questions with respect to the tender offer may be directed to Innisfree M&A Incorporated, the information agent for the tender offer, at (888) 750-5834. The dealer manager for the tender offer was Morgan Stanley & Co. Incorporated.

About Digitas

Digitas (www.digitas.com) is the leading provider of services to help companies attract, retain, and grow profitable customer relationships. Digitas provides the marketing programs, customer strategy, technology platforms, and channel operations support that help its clients achieve measurable, lasting improvement in their marketing productivity.

Digitas serves as strategic partner to several industry-leading clients, including Allstate, American Express, AT&T, Delta Air Lines, and General Motors. Digitas employs approximately 1,100 people and has offices in Boston, Chicago, London, New York, and San Francisco.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding expectations with respect to future revenues, profitability and working capital and statements regarding the company’s future business prospects. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services, competitive factors in the company’s markets, the company’s ability to sublet its excess real estate in the anticipated timeframe and the company’s ability to effectively manage its growth and client relationships, among other factors. A more complete review of the risks and uncertainties potentially impacting the company’s future performance can be found in the company’s filings with the Securities Exchange Commission. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.